UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 5 to Form 8-A

Originally Filed on October 23, 2000)

FOR REGISTRATION OF CERTAIN CLASSES OF

SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Palm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29597	94-3150688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 W. Maude Avenue

Sunnyvale, California 94085

(Address of principal executive offices, including zip code)

(408) 617-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A

                    (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

This Amendment No. 5 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Palm, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on October 23, 2000, as amended by the Form 8-A/A (Amendment No. 1) filed by the Company with the SEC on November 18, 2004, the Form 8-A/A (Amendment No. 2) filed by the Company with the SEC on June 5, 2007, the Form 8-A/A (Amendment No. 3) filed by the Company with the SEC on October 30, 2007 and the Form 8-A/A (Amendment No. 4) filed by the Company with the SEC on January 2, 2008 (together, the “Form 8-A”).

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

“On January 9, 2009, the Company entered into Amendment No. 5 to the Rights Agreement (the “Fifth Amendment”). The Fifth Amendment provides that Elevation and certain of its affiliates may beneficially own more than 15% of the Common Stock outstanding without causing a triggering event under the Rights Agreement, so long as their ownership percentage does not exceed the standstill limit provided for in the Amended and Restated Stockholders’ Agreement dated January 9, 2009, among the Company, Elevation and Elevation Employee Side Fund, LLC. The Fifth Amendment also provides that if Elevation or certain of its affiliates enters into any agreement, arrangement or understanding with a third party with respect to the permitted purchase or sale of any equity securities of the Company, then, for purposes of the Rights Agreement, (i) neither Elevation nor its affiliates shall be deemed to beneficially own any equity securities of the Company held by the third party (other than the securities that are the subject of the agreement or arrangement) and (ii) neither the third party nor any of its affiliates shall be deemed to beneficially own any equity securities of the Company held by Elevation or its affiliates (other than the securities that are the subject of the agreement or arrangement). Additionally, the Fifth Amendment provides that if any of the Company’s equity securities held by Elevation or certain of its affiliates are subject to a permitted pledge or contractual encumbrance resulting from the incurrence of indebtedness from a bank or financial institution, then, for purposes of the Rights Agreement, (i) neither Elevation nor its affiliates shall be deemed to beneficially own any equity securities of the Company held by such bank or financial institution (other than the securities that are the subject of the pledge or encumbrance) and (ii) neither such bank or financial institution, nor any of its affiliates, shall be deemed to beneficially own any Company equity securities pledged by Elevation or its affiliates, except to the extent such securities are acquired by such bank or financial institution as a result of a foreclosure thereon. Finally, the Fifth Amendment provides that for purposes of determining whether or not a person is an acquiring person, the 15% threshold shall be calculated based on the number of shares of Common Stock outstanding plus the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock outstanding.

The Fifth Amendment is filed herewith as an exhibit and is hereby incorporated by reference. The foregoing description of the Fifth Amendment is not complete and is qualified in its entirety by reference to the Fifth Amendment. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Rights Agreement, as amended.”

Item 2.	Exhibits.

Exhibit Number	Description of Exhibit
4.1	Preferred Stock Rights Agreement between Palm, Inc. and Fleet National Bank, as rights agent, dated as of September 25, 2000 (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-A filed October 23, 2000).

4.2	Amendment to the Preferred Stock Rights Agreement, dated as of November 12, 2004, by and between Palm, Inc. and Equiserve Trust Company, N.A. (formerly Fleet National Bank) (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-A/A (Amendment No. 1) filed November 18, 2004).

4.3	Amendment No. 2 to the Preferred Stock Rights Agreement, dated as of June 1, 2007, by and between Palm, Inc. and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A.) (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-A/A (Amendment No. 2) filed June 5, 2007).

4.4	Amendment No. 3 to the Preferred Stock Rights Agreement, dated as of October 24, 2007, by and between Palm, Inc. and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A.) (incorporated by reference to Exhibit 4.4 of the Company’s Form 8-A/A (Amendment No. 3) filed October 30, 2007).

4.5	Amendment No. 4 to the Preferred Stock Rights Agreement, dated as of December 22, 2008, by and between Palm, Inc. and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A.) (incorporated by reference to Exhibit 4.5 of the Company’s Form 8-A/A (Amendment No. 4) filed January 2, 2008).

4.6	Amendment No. 5 to the Preferred Stock Rights Agreement, dated as of January 9, 2009, by and between Palm, Inc. and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A.).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Palm, Inc.

By:	/s/ Mary E. Doyle
Name:	Mary E. Doyle
Title:	Senior Vice President, General Counsel and Secretary

Date: January 13, 2009